Exhibit 99.3

February 28, 2014

Chukong Holdings Limited

3A-20, Focus Square,

6 Futong East Avenue, Beijing 100102

People’s Republic of China

Re: Chukong Holdings Limited

Dear Sirs,

We understand that Chukong Holdings Limited plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission in connection with its proposed public offering (the “Proposed Offering”).

We hereby consent to the reference to our name and to the use of data from our research reports and amendments thereto, including but not limited to the “2013 China Mobile Gaming Market Report” and any subsequent amendments to our research reports, in the Registration Statement and any amendments thereto, any other future filings with the SEC, including filings on Form 20-F or Form 6-K, on the websites of Chukong Holdings Limited and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Offering, and in other publicity materials in connection with the Proposed Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

(Signature Page to follow)

/s/ Yang Qingwei
Authorized Signatory iResearch Consulting Group
(Seal affixed)

[Signature Page to iResearch Consent Letter]